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                                                                   EXHIBIT 5.1

                                 [LETTERHEAD]

                                 June 29, 1998

VDI Media
6920 Sunset Boulevard
Hollywood, California 90028

     Re: Shares of Common Stock of VDI Media

Gentlemen:

     We have acted as special counsel to VDI Media, a California corporation (the "Company"), in connection with its Registration Statement on Form S-3, as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the proposed offering by certain shareholders of an aggregate of up to 1,665,600 shares (the "Shares") of the Company's Common Stock, no par value (the "Common Stock").

     In that connection, we have reviewed the Restated Articles of Incorporation of the Company, its By-Laws, as amended, resolutions of its Board of Directors and such other documents and records as we have deemed appropriate.

     On the basis of such review and having regard to legal considerations that we deemed relevant, it is our opinion that the Shares, when issued by the Company, were duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                       Very truly yours,



                                       /s/ Kaye, Scholer, Fierman,
                                           Hays & Handler, LLP